Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Apple Hospitality Five, Inc., Apple Hospitality Five, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apple Hospitality Five, Inc., included in the Registration Statement (Form S-11 No. 333-139504) and related Prospectus of Inland American Real Estate Trust, Inc. for the registration of 540,000,000 shares of its common stock.

/s/ ERNST & YOUNG LLP

Richmond, VA
October 9, 2007